UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2005

EDEN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-31503

(Commission File Number)

98-0199981

(IRS Employer Identification No.)

Suite 1925 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

Effective August 25, 2005, we issued $9,075,000 of 6% convertible promissory notes and 907,500 Series A share purchase warrants to certain institutional investors. The notes, due August 25, 2008, may be converted into shares of common stock on the basis of one share of common stock for every $5 in value of notes. The warrants are exercisable into shares of common stock at an exercise price of $6 per share until August 25, 2008. Each investor is entitled to 50% of the number of shares of common stock underlying the notes. The investors also received an option to make an additional investment of up to 30% of their original investment for 180 days after the closing date on the same terms.

Pursuant to the note and warrant purchase agreements entered into between our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes, option notes and warrants to provide for adjustments as may be required under those instruments.

In addition, we issued an aggregate of 72,600 brokers’ warrants, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of our common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction.

All of these securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

Pursuant to the registration rights agreement entered into between our company and each investor, we have agreed to register for resale under the 1933 Act the conversion shares issuable on conversion of the notes and the warrant shares issuable upon the exercise of the warrants and broker’s warrants.

Item 9.01. Financial Statements and Exhibits.

10.1	Form of Note and Warrant Purchase Agreement dated August 18, 2005.
10.2	Form of Registration Rights Agreement dated August 18, 2005.
10.3	Form of Convertible Promissory Note.
10.4	Form of Series A Share Purchase Warrant.
99.1	News Release dated August 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Donald Sharpe

Donald Sharpe, President

Date: August 31, 2005